Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

QUOTIENT TECHNOLOGY INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Quotient Technology Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and the Corporation’s Amended and Restated Bylaws, the Board adopted the following resolutions respecting the Corporation’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, on November 10, 2021, the Board authorized the issuance of a series of 250,000 shares of Series A Junior Participating Preferred Stock, par value $0.00001 per share (the “Series A Junior Participating Preferred Stock”); and

WHEREAS, the Board deems it advisable and in the best interest of the Corporation and its stockholders to eliminate the Series A Junior Participating Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation of Series A Junior Participating Preferred Stock previously filed with the Secretary of State of the State of Delaware with respect to such Series A Junior Participating Preferred Stock (the “Certificate of Designation”);

RESOLVED FURTHER, that each of the officers of the Corporation be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate such Series A Junior Participating Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock, and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of preferred shares of the Corporation, without designation as to series;

2.    This Certificate of Elimination shall be effective as of 5:00 p.m. Eastern Standard Time on January 3, 2023 (the “Effective Date”).

3.    In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock, previously filed with the Secretary of State of the State of Delaware on November 12, 2021, are hereby eliminated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 3rd day of January, 2023.

QUOTIENT TECHNOLOGY INC.

By:	/s/ Connie Chen
Name:	Connie Chen
Title:	General Counsel, Compliance Officer and Secretary